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Exhibit (a)(1)(H)

THINKORSWIM GROUP INC.

RESTRICTED STOCK UNIT AGREEMENT

        thinkorswim Group Inc. (the "Company") hereby grants you, [                                    ] (the "Grantee"), the number of Restricted Stock Units indicated below under the thinkorswim Group Inc. Second Amended and Restated 2001 Stock Option Plan (the "Plan"). Unless otherwise defined herein, the terms defined in the Plan shall have the same defined meanings in this Restricted Stock Unit Agreement (the "Agreement") and each Appendix. Subject to the provisions of Appendix A and B (attached) and of the Plan, the principal terms of this grant are as follows:

Grant Date:	[Date]
Total Number of Restricted Stock Units:	[Number] This reflects the total number of units granted to you on the Grant Date.
Scheduled Vesting:	The Restricted Stock Units will vest in accordance with the schedule set forth in Appendix A and B (attached) and the provisions of the Plan and this Agreement.*
Settlement Date:
One Share will be issued for each Restricted Stock Unit that has vested on the Vesting Date specified in Appendix A and B (or on a date as soon as practicable, and no more than ten business days, thereafter).
Acceptance:
By validly tendering the eligible options you hold pursuant to the Company's tender offer, filed with the SEC on April 17, 2009, you shall be deemed to have accepted this grant of Restricted Stock Units pursuant to the terms of this Restricted Stock Unit Agreement, the form of which was filed as an exhibit thereto. If you believe there is an error in the number of Restricted Stock Units granted hereunder, you must notify the Company in writing within 60 days following the Grant Date.

*
Except as otherwise provided in this Agreement, or by the terms of the Plan, you will not vest in the Restricted Stock Units unless you remain employed by the Company through the applicable Vesting Date.

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Your signature below indicates your agreement and understanding that this grant is subject to all of the terms and conditions contained in the Plan and this Agreement, including Appendix A and Appendix B. Important additional information on vesting, forfeiture and the actual issuance of the Shares in settlement of the Restricted Stock Units covered by this grant are contained in paragraphs 4 through 13 of Appendix A.

PLEASE BE SURE TO READ ALL OF APPENDIX A AND APPENDIX B, WHICH CONTAIN THE SPECIFIC TERMS AND CONDITIONS OF THIS AGREEMENT.

THINKORSWIM GROUP INC.
By:

Title:

ACCEPTED BY THE GRANTEE
Print Name
Signature
Acceptance Date

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APPENDIX A

TERMS AND CONDITIONS OF RESTRICTED STOCK UNITS

        1.     Grant.    The Company hereby grants to the Grantee under the Plan at the per share price of $.01, equal to the par value of a Share, the number of Restricted Stock Units indicated in the Notice of Grant, subject to all of the terms and conditions in the Agreement and Appendix A and B and the Plan.

        2.     No Payment of Purchase Price Necessary.    When the Restricted Stock Units are settled through the issuance of Shares to the Grantee, the par value of the underlying Share will be deemed paid by the Grantee for each Restricted Stock Unit through the past services rendered by the Grantee, and such deemed payment will be subject to the appropriate tax withholdings.

        3.     Company's Obligation to Pay.    Each Restricted Stock Unit represents a right to receive, on the Vesting Date, one Share for each vested Restricted Stock Unit. Unless and until the Restricted Stock Units have vested in the manner set forth in this Agreement and Appendix A and B, the Grantee will have no right to receive the settlement of Shares underlying such Restricted Stock Units. Prior to the settlement of any vested Restricted Stock Units, such Restricted Stock Units will represent an unsecured obligation. Payment of any vested Restricted Stock Units will be made in Shares.

        4.     Vesting Schedule.    Except as otherwise provided in paragraphs 5, 8, 9 and 10 of this Appendix A, the Restricted Stock Units awarded by this Agreement are scheduled to vest in accordance with the vesting schedule set forth in Appendix B. Restricted Stock Units scheduled to vest on any applicable date actually will vest only if the Grantee continues to be an Employee through such date.

        5.     Committee Discretion.    The Committee, in its discretion, may accelerate the vesting of the balance, or some lesser portion of the balance, of the Restricted Stock Units at any time, subject to the terms of the Plan. If so accelerated, such Restricted Stock Units will be considered as having vested as of the date specified by the Committee.

        6.     Issuance of Shares after Vesting.    Each Restricted Stock Unit that becomes vested under this Agreement will be settled by the Company through the issuance of Shares to the Grantee (or in the event of the Grantee's death, to his or her estate) as soon as practicable following the Vesting Date, subject to paragraph 12, and in no event later than the 10th business day following the Vesting Date.

        7.     Forfeiture.    Other than as provided in paragraphs 8 through 11, and notwithstanding any contrary provision of this Agreement, Appendix A and Appendix B, the balance of the Restricted Stock Units that have not vested pursuant to paragraphs 4 or 5 at the time the Grantee ceases to be an Employee will be forfeited and automatically transferred to and reacquired by the Company at no cost to the Company. The Grantee shall not be entitled to a refund of any price paid for the Restricted Stock Units forfeited to the Company pursuant to this paragraph 7.

        8.     Death of Grantee.    In the event that the Grantee ceases to be an Employee due to his or her death prior to the Vesting Date, the Restricted Stock Units will vest and be settled by the Company through the issuance of Shares to the administrator or executor of the Grantee's estate, on a date as soon as practicable after the date of the Grantee's death, and in no event later than the 10th business day following such date. The Company may require any administrator or executor of the Grantee's estate to furnish (a) written notice of his or her status as transferee, or (b) evidence satisfactory to the Company to establish the validity of the transfer and compliance with Applicable Laws pertaining to the transfer of the Shares underlying the Restricted Stock Units. Pending delivery of any such notice or evidence, the Company shall hold the Shares for the benefit of the estate.

        9.     Disability of Grantee.    In the event that the Grantee ceases to be an Employee due to his or her Disability prior to the Vesting Date, the Restricted Stock Units will vest and be settled by the

Company through the issuance of Shares to the Grantee on a date as soon as practicable after the date the Grantee ceases to be an Employee of the Company on account of such Disability, and in no event later than the 10th business day following such date.

        10.   Termination of Employment without Cause.    In the event that the Grantee's employment is terminated by the Company without "Cause" (as defined in the Plan) prior to the Vesting Date, then a portion of the Restricted Stock Units will vest and be settled by the Company through the issuance of Shares on a date as soon as practicable after the date of such termination without Cause, and in no event later than the 10th business day following such date. The portion of Restricted Stock Units which will become vested pursuant to this paragraph 10 will be determined as follows: (A) one-third (1/3rd) of the total number of Restricted Stock Units subject to this award shall become vested if the Grantee's employment is terminated by the Company without Cause prior to the second anniversary of the Date of Grant; and (B) two-thirds (2/3rds) of the total number of Restricted Stock Units subject to this award shall become vested if the Grantee's employment is terminated by the Company without Cause after the second anniversary of the Date of Grant but prior to the Vesting Date.

        11.   Non-solicitation and Non-competition.    The receipt of any Shares pursuant to this Restricted Stock Units award will be subject to the Grantee, for the period of his or her employment with the Company and for twelve months after the termination of his or her employment with the Company, not: (i) directly or indirectly soliciting customers of the Company in an attempt to have such customers cease their relationship with the Company, (ii) soliciting any employee of the Company for employment with any employer other than the Company, or (iii) directly or indirectly engaging in, having any ownership interest in or participating in any entity that as of the date of termination, competes with the Company in any substantial business of the Company or any business reasonably expected to become a substantial business of the Company. To the extent the Grantee has violated any term and condition of this paragraph 11, the Restricted Stock Units prior to settlement shall be forfeited pursuant to paragraph 7 and if Shares have already been issued to the Grantee, then the Grantee shall be required to either return the Shares to the Company or forfeit any gain recognized by the Grantee from the sale of such Shares.

        12.   Withholding of Taxes.    When the Shares are issued in settlement for vested Restricted Stock Units, the Grantee will recognize immediate U.S. taxable income if the Grantee is a U.S. taxpayer. If the Grantee is a non-U.S. taxpayer, the Grantee will be subject to applicable taxes in his or her jurisdiction. The Company will withhold a portion of the Shares otherwise issuable in settlement for vested Restricted Stock Units that have an aggregate market value sufficient to pay the minimum federal, state and local income, employment and any other applicable taxes required to be withheld by the Company with respect to the Shares. No fractional Shares will be withheld or issued pursuant to the grant of Restricted Stock Units and the issuance of Shares thereunder. By accepting this Award, the Grantee expressly consents to the withholding of Shares as provided in this paragraph 12. All income and other taxes and withholding related to the Restricted Stock Unit award and any Shares delivered in payment thereof are the sole responsibility of the Grantee.

        13.   Rights as Stockholder.    Neither the Grantee nor any person claiming under or through the Grantee shall have any of the rights or privileges of a stockholder of the Company in respect of any Shares deliverable hereunder unless and until certificates representing such Shares (which may be in book entry form) shall have been issued, recorded on the records of the Company or its transfer agents or registrars, and delivered to the Grantee (including through electronic delivery to a brokerage account) after the Vesting Date. Notwithstanding any contrary provisions in this Agreement, any quarterly or other regular, periodic dividends or distributions (as determined by the Company) paid on Shares will affect neither unvested Restricted Stock Units nor Restricted Stock Units that are vested but unpaid, and no such dividends or other distributions will be paid on Restricted Stock Units nor Restricted Stock Units that are vested but unpaid. After such issuance, recordation and delivery, the

Grantee will have all the rights of a stockholder of the Company with respect to voting such Shares and receipt of dividends and distributions on such Shares.

        14.   No Effect on Employment or Service.    The Grantee acknowledges and agrees that this Agreement and Appendix A and B and the transactions contemplated hereunder do not constitute an express or implied promise of continued service or employment as an Employee for any period, or at all, and shall not interfere with the Grantee's right or the Company's right to terminate the Grantee's relationship as an Employee at any time, with or without Cause.

        15.   Grant is Not Transferable.    Except to the limited extent provided in paragraph 8 above, this grant and the rights and privileges conferred hereby shall not be transferred, assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) and shall not be subject to sale under execution, attachment or similar process. Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of this grant, or of any right or privilege conferred hereby, or upon any attempted sale under any execution, attachment or similar process, this grant and the rights and privileges conferred hereby immediately shall become null and void.

        16.   Restrictions on Sale of Shares.    The Shares issued as settlement for the payment for any vested Restricted Stock Units awarded under this Agreement will be registered under the federal securities laws and will be freely tradable upon receipt. However, the Grantee's subsequent sale of the Shares will be subject to any market blackout-period that may be imposed by the Company and must comply with the Company's insider trading policies, and any other applicable securities laws. In addition, the Shares issued as settlement for any vested Restricted Stock Units awarded under this Agreement will also be subject to any applicable ownership guidelines and Share ownership holding periods which may be currently in effect under the Company's trading policy.

        17.   Binding Agreement.    Subject to the limitation on the transferability of this grant contained herein, this Agreement shall be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.

        18.   Conditions for Issuance of Share Certificates.    The Shares deliverable to the Grantee may be either previously authorized but unissued Shares or issued Shares which have been reacquired by the Company. The Company shall not be required to issue any certificate or certificates for Shares hereunder prior to fulfillment of all the following conditions: (a) the admission of such Shares to listing on all stock exchanges on which such class of stock is then listed; and (b) the completion of any registration or other qualification of such Shares under any state or federal law or under the rulings or regulations of the Securities and Exchange Commission or any other governmental regulatory body, which the Committee shall, in its absolute discretion, deem necessary or advisable; and (c) the obtaining of any approval or other clearance from any state or federal governmental agency, which the Committee shall, in its absolute discretion, determine to be necessary or advisable; provided that issuance of certificated for Shares hereunder is to be made in no event later than the 10th business day following the Vesting Date.

        19.   Plan Governs.    This Agreement and Appendix A and B is subject to all terms and provisions of the Plan. In the event of a conflict between one or more provisions of this Agreement and Appendix A and B and one or more provisions of the Plan, the provisions of the Plan shall govern. Capitalized terms used and not defined in this Agreement and Appendix A and B shall have the meaning set forth in the Plan.

        20.   Committee Authority.    The Committee shall have the power to interpret the Plan and this Agreement and Appendix A and B and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any such rules (including, but not limited to, the determination of whether or not any Restricted Stock Units have vested). All actions taken and all interpretations and determinations made by the Committee shall be final and binding upon the Grantee, the Company and all other persons. The Committee shall not be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or this Agreement and Appendix A and B.

        21.   Captions.    Captions provided herein are for convenience only and are not to serve as a basis for interpretation or construction of this Agreement and Appendix A and B.

        22.   Agreement Severable.    In the event that any provision in this Agreement and Appendix A and B shall be held invalid or unenforceable, such provision shall be severable from, and such invalidity or unenforceability shall not be construed to have any effect on, the remaining provisions of this Agreement and Appendix A and B.

        23.   Entire Agreement.    Any written employment agreement and/or offer letter between the Grantee and the Company which provides for (a) treatment different or (b) the definition of terms different, than that which is provided by this Agreement, shall be specifically waived and superseded by the terms of this Agreement and Appendix A and B. This Agreement and Appendix A and B constitute the entire understanding of the parties on the subjects covered and the vesting of the Restricted Stock Units granted herein shall only be determined by the terms and conditions of this Agreement and any contrary provision in any such written employment agreement and/or offer letter shall have no force and effect with respect to the Restricted Stock Units. The Grantee expressly warrants that he or she is not executing this Agreement and Appendix A and B in reliance on any promises, representations, or inducements other than those contained herein.

        24.   Modifications to the Agreement.    Modifications to this Agreement or the Plan can be made only in an express written contract executed by a duly authorized officer of the Company and the Grantee.

        25.   Amendment, Suspension or Termination of the Plan.    By accepting this award, the Grantee expressly warrants that he or she has a right to receive Shares under, and subject to the terms and conditions of, the Plan and this Agreement and Appendix A and B, and has received, read and understood the Plan and this Agreement and Appendix A and B. The Grantee understands that the Plan is discretionary in nature and may be modified, suspended or terminated by the Company at any time.

        26.   Notice of Governing Law.    This grant of Restricted Stock Units shall be governed by, and construed in accordance with, the laws of the State of Delaware without regard to principles of conflict of laws.

APPENDIX B

VESTING SCHEDULE OF RESTRICTED STOCK UNITS

        The vesting of the Restricted Stock Units subject to this award shall be determined based on the following schedule (except as otherwise expressly provided in Appendix A):

        The Vesting Date shall be the third anniversary of the Date of Grant. One hundred percent (100%) of the Restricted Stock Units shall become vested on such date.

        The Settlement Date, when the vested Restricted Stock Units, if any, will be settled by issuing Shares to the Grantee shall be the date, as soon as reasonable practicable following the date the applicable Restricted Stock Units have vested in accordance with the terms of the Plan and in no event later than the 10th business day following such date, this Agreement, Appendix A and this Appendix B.

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THINKORSWIM GROUP INC. RESTRICTED STOCK UNIT AGREEMENT